EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-190983) of Strategic Storage Trust II, Inc. of our report dated March 31, 2015 with respect to the consolidated financial statements of Strategic Storage Trust II, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and for the period from January 8, 2013 (inception) through December 31, 2013 included in the 2014 Annual Report on Form 10-K of Strategic Storage Trust II, Inc.; our report dated April 9, 2015 with respect to the combined statement of revenue and certain operating expenses of the 21 Property Portfolio for the year ended December 31, 2014 included in the Current Report on Form 8-K/A of Strategic Storage Trust II, Inc. filed on April 10, 2015; and our report dated July 9, 2015 with respect to the combined statement of revenue and certain operating expenses of the Five Property Portfolio for the year ended December 31, 2014 included in the Current Report on Form 8-K/A of Strategic Storage Trust II, Inc. filed on July 10, 2015. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

August 26, 2015